Exhibit 10.148

EXECUTION COPY

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is entered into on June 25, 2014, by and among General Maritime Corporation, a Marshall Islands corporation (“Issuer”), OCM Marine Holdings TP, L.P., a Cayman Islands exempted limited partnership (“Oaktree”), and ARF II Maritime Equity Co-Investors LLC, a Delaware limited liability company (“Purchaser”). Issuer, Oaktree and Purchaser are each referred to herein as a “Party” and collectively as, the “Parties.”

RECITALS

WHEREAS, Issuer wishes to sell, and Purchaser wishes to purchase, 1,621,622 shares of Class B Common Stock, par value $0.01 per share, of the Issuer (the “Class B Common Stock”) for an aggregate purchase price of $30,000,007.00 (the “Purchase Price”) on the terms and conditions set forth herein (the “Issued Shares”).

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      Purchase and Sale of Issued Shares; Deliveries; Other Agreements.

(a)                                 The closing of the purchase and sale of the Issued Shares (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel, 1177 Avenue of the Americas, New York, NY 10036, at 12:00 p.m. (New York time) on the date hereof or at such other time as the Issuer and the Purchaser may agree.

(b)                                 At the option of Issuer, the Issued Shares may be represented by global securities deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee, and beneficial interests in the Issued Shares may be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

(c)                                  At the Closing, Issuer shall issue and sell to Purchaser, and Purchaser shall purchase from Issuer, all of the Issued Shares. At the Closing, Purchaser shall deliver the Purchase Price for the Issued Shares to Issuer in cash by wire transfer of immediately available funds to an account that Issuer will designate in writing to Purchaser prior to Closing. Following the Closing, Issuer shall deliver to Purchaser one or more certificates or confirmation of book entry credits evidencing the Issued Shares.

(d)                                 At Closing, Purchaser shall, to the extent not already a party thereto, execute and deliver a joinder to the Shareholders’ Agreement and Registration Agreement, substantially in the form attached hereto as Exhibit A (the “Joinder”).

(e)                                  Purchaser shall be entitled to apportion its right and obligation to purchase the Issued Shares in such proportions as it deems appropriate, among (a) itself and (b) any other Person reasonably acceptable to the Issuer, except a Competitor (each, a “Purchaser Assignee”); provided that, as a condition precedent to any such apportionment to a Purchaser Assignee, each Purchaser Assignee acknowledges in writing to the Issuer that such Purchaser Assignee is bound by the provisions of this Agreement with respect to such Issued Shares so acquired to the same extent as if such Issued Shares were acquired by the Purchaser and agrees to be bound by each of the obligations of the Purchaser or each other Purchaser Assignee, as applicable, hereunder, including, for the avoidance of doubt, the obligations contained in Section 1 hereof, and each document, agreement or instrument contemplated hereunder and thereunder.  No such apportionment by the Purchaser shall (i) relieve Purchaser or any other Purchaser Assignee, as applicable, of any of Purchaser’s or any other Purchaser Assignee’s obligations under this Agreement, or (ii) confer upon any Purchaser Assignee any rights of Purchaser under this Agreement (other than such right to purchase Issued Shares).

(f)                                   Notwithstanding anything to the contrary in the Shareholders’ Agreement or the Charter, except in connection with an Approved Sale (as defined in the Charter), the Purchaser shall not, and each of its respective transferees and any subsequent transferees shall not, directly or indirectly, transfer, sell, assign or otherwise dispose of any interest in any Issued Shares to any Competitor, and each transferee of any Issued Shares shall, concurrent with and as a condition precedent to, any transfer of Issued Shares, execute and deliver to the Issuer a joinder agreement to this Section 1(f).

(g)                                  By executing this Agreement Purchaser (i) waives any obligations of the Issuer to offer any Equity Securities to it and its affiliates and any preemptive rights held by it or its affiliates pursuant to the Shareholders’ Agreement, to the extent such obligations or preemptive rights relate to Transactions, (ii) pursuant to Section 18(a) of the Shareholders’ Agreement, waives, and consents to the waiver of, any obligations of the Issuer to offer any Equity Securities to any person and any preemptive rights held by any person pursuant to the Shareholders’ Agreement, to the extent such obligations or preemptive rights relate to the Transactions, and (iii) pursuant to Section 18(a) of the Shareholders’ Agreement, waives, and consents to the waiver of, any obligation of Oaktree or any of its Affiliates pursuant to Section 2(b) of the Shareholders’ Agreement to offer any Tag-Along Shareholder the right to elect to participate in, or participate in, any Transfer of the shares of Class B Common Stock acquired by Oaktree or its Affiliates pursuant to the Class B Common Stock Offering provided that (A) such Transfer is consummated within one hundred (100) days following March 21, 2014 and (B) the price per share at which each such share of Class B Common Stock is Transferred is not greater than $18.50 per share.

(h)                                 Without in any way limiting the waivers and consents set forth in Section 1(g), Purchaser acknowledges and agrees that if any Equity Securities are issued in payment of the Senior Notes Commitment Fee, such Equity Securities will be Exempt Securities (as that term is defined in the Shareholders’ Agreement) as equity securities issued to lender(s) in connection with an arms-length debt financing or similar transaction.

(i)                                     Subject to the following sentence, the Issuer agrees to use all or substantially all of the net proceeds from the Purchase Price for purposes of satisfying the Issuer’s obligations under the Newbuilding Acquisition Documents and the Newbuilding Contracts and related matters. To the extent such net proceeds exceed the aggregate amount of such obligations, the Issuer may use the remaining net proceeds for general corporate purposes.

(j)                                    Except to permit designations of directors to the Issuer’s board of directors (the “Board”) as provided in the Shareholders’ Agreement, Purchaser shall vote all of the Issued Shares and any other Equity Securities over which Purchaser has voting control (whether at a shareholders’ meeting which has been duly called or by written consent) and shall take all other reasonably necessary actions within its control (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), so that there is no change to the size of the Board from its size as of the date hereof.

(k)                                 Pursuant to Section 5 of the Shareholders’ Agreement, Oaktree hereby consents to the execution of this Agreement and the consummation of the transactions contemplated hereunder.

(l)                                     Notwithstanding anything to the contrary contained herein, the Purchaser’s obligations hereunder shall be conditioned on the Issuer receiving aggregate proceeds from the Class B Common Stock Offering on or prior to the Closing, including proceeds from the Issued Shares, of not less than $160,000,000.

(m)                             Following Closing, the Issuer shall promptly reimburse the Purchaser for all reasonable out-of- pocket expenses incurred in connection with the investment contemplated hereby in an amount not to exceed five-sixths of one percent (0.833%) of the Purchase Price.

2.                                      Representations and Warranties of Issuer. Issuer hereby represents and warrants to Purchaser as follows:

(a)                                 Issuer is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands. Issuer has all requisite corporate power and authority to own and lease its assets and properties and to carry on its business as and in the places such assets and properties are now owned or leased and where such business is presently conducted except where the failure to have such power or authority would not have a material adverse effect on Issuer.

(b)                                 Issuer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed by Issuer and constitutes the valid and legally binding obligation of Issuer enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles).

(c)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any law or other restriction of any governmental entity to which Issuer is subject (except for any such violation that would not have a material adverse effect on Issuer) or any provision of such Issuer’s articles of incorporation or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Issuer is a party or by which it is bound or to which any of its assets is subject, except as would not have a material adverse effect on Issuer. Assuming the accuracy of the representations made by Purchaser in connection with the transactions contemplated in this Agreement, Issuer is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any governmental entity in order for the Parties to consummate the transactions contemplated hereby, except as may be necessary as a result of any facts or circumstances relating solely to Purchaser or as would not have a material adverse effect on Issuer or its ability to consummate the transactions contemplated hereby.

(d)                                 The capitalization of Issuer consists of 50,000,000 authorized shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), 30,000,000 authorized shares of Class B Common Stock, and 5,000,000 authorized shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, and without regard to the transactions contemplated by this Agreement, 11,270,196 shares of Class A Common Stock and 20,330,421 shares of Class B Common Stock are issued and outstanding. As of the date hereof, there are outstanding warrants to purchase 309,296 shares of Class A Common Stock, outstanding options to purchase 343,662 shares of Class A Common Stock and an additional 801,879 shares of Class A Common Stock reserved for issuance pursuant to awards under Issuer’s 2012 Equity Incentive Plan. When issued to Purchaser hereunder, all of the Issued Shares will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 2(d), there are no (x) shares of capital stock or other equity securities or voting securities of Issuer outstanding, (y) securities of Issuer convertible into or exchangeable for shares of capital stock or other equity securities or voting securities of Issuer outstanding, or (z) other than the Shareholders’ Agreement, the Registration Agreement, the Senior Notes Term Sheet, the Note and Guarantee Agreement and any subscription agreements entered into in connection with the Class B Common Stock Offering, outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Issuer to issue, sell or otherwise cause to become outstanding any Common Stock.

(e)                                  Issuer is not a party to any contract, agreement or understanding with any Person that would give rise to any claim against Purchaser for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated hereby.

(f)                                   The terms of the purchase and sale of the Issued Shares by the Issuer to the Purchaser, including but not limited to the Purchase Price payable by the Purchaser for the Issued Shares, are no less favorable than that agreed between the Issuer and any other purchaser of Equity Securities in connection with the Class B Common Stock Offering, provided that if the Issuer or any of its representatives offered in writing to include, delete or modify any provisions in this Agreement and the Purchaser declined to accept the offer or if the Purchaser requested in writing that any provisions be included, deleted or modified and the request was implemented, then the absence of any such offered inclusions, deletions or modifications or the implementation of any such requested inclusions, deletions or modifications shall not constitute a breach of this Section 2(f). For the avoidance of doubt, (i) this Section 2(f) does not relate to any Equity Securities which may be issued to the Senior Notes Purchasers in respect of the Senior Notes Commitment Fee and (ii) the references to a one hundred (100) day time period in Sections 1(g) and in the definition of Class B Common Stock Offering shall not constitute a breach of this Section 2(f).

(g)                                  No stamp, transfer, ad valorem, value added or other tax is payable under current laws and regulations of the Marshall Islands or any political subdivision or taxing authority thereof or therein in respect of the execution and delivery of this Agreement or the issuance and delivery of the Issued Shares in the manner contemplated by this Agreement.

(h)                                 Under current laws and regulations of the Marshall Islands and any political subdivision or taxing authority thereof or therein, any amounts payable with respect to the Issued Shares upon liquidation of the Issuer or upon redemption thereof, are not subject to Marshall Islands income tax, and dividends and other distributions declared and payable on the Issued Shares may be paid by the Issuer to the holder thereof in United States dollars that may be freely transferred out of the Marshall Islands and all such payments made to holders thereof or therein who are non-residents of the Marshall Islands will not be subject to income, withholding or other taxes under laws and regulations of the Marshall Islands or any political subdivision or taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in the Marshall Islands or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in the Marshall Islands or any political subdivision or taxing authority thereof or therein.

3.                                      Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Issuer that:

(a)                                 Authorization.  Purchaser has full power and authority to enter into this Agreement, and to the extent applicable, to execute and deliver the Joinder. This Agreement and the Joinder to which Purchaser is a party, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)                                 Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Issuer, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Issued Shares to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Issued Shares.

(c)                                  Disclosure of Information.  Purchaser has had an opportunity to discuss the business, management and financial affairs of the Issuer and the terms and conditions of the offering of the Issued Shares with the Issuer’s management and has had an opportunity to review the facilities of the Issuer. The foregoing, however, does not limit or modify the representations and warranties of the Issuer in Section 2 of this Agreement or the right of Purchaser to rely thereon.

(c)                                  Restricted Securities. Purchaser understands that the Issued Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the Issued Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Issued Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Issuer has no obligation to register or qualify the Issued Shares for resale except as set forth in the Registration Agreement.  Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Issued Shares and on requirements relating to the Issuer which are outside of Purchaser’s control, and which the Issuer is under no obligation and may not be able to satisfy.

(d)                                 No Public Market. Purchaser understands that no public market now exists for the Issued Shares, and that the Issuer has made no assurances that a public market will ever exist for the Issued Shares.

(e)                                  Legends. Purchaser understands that the Issued Shares and any securities issued in respect of or exchange for the Issued Shares may bear one or all of the following legends:

(i))                                 “THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                                , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO (I) RESTRICTIONS PURSUANT TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE ISSUER (THE “COMPANY”), (II) CONDITIONS SPECIFIED IN AN AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT, DATED AS OF DECEMBER 12, 2013, AS AMENDED OR MODIFIED FROM TIME TO TIME, GOVERNING THE COMPANY AND BY AND AMONG CERTAIN SHAREHOLDERS, (III) CONDITIONS SPECIFIED IN A FIRST AMENDED AND RESTATED REGISTRATION AGREEMENT, DATED AS OF NOVEMBER 1, 2012, AS AMENDED OR MODIFIED FROM TIME TO TIME, AND (IV) TERMS AND CONDITIONS SPECIFIED IN A SUBSCRIPTION AGREEMENT, DATED AS OF JUNE 25, 2014, AS AMENDED OR MODIFIED FROM TIME TO TIME. A COPY OF ANY OF SUCH SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION, AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT, FIRST AMENDED AND RESTATED REGISTRATION AGREEMENT OR SUBSCRIPTION AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

(ii)                                  Any legend set forth in, or required by, the Shareholders’ Agreement.

(iii)                               Any legend required by the securities laws of any state or jurisdiction to the extent such laws are applicable to the Issued Shares represented by the certificate so legended.

(f)                                   Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g)                                  No General Solicitation. Neither Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Issued Shares.

(h)                                 Residence.  The office or offices of Purchaser in which its principal place of business is located is identified under its signature on the signature page to this Agreement.

(i)                                     Sufficient Funds. Purchaser has, and will have until the Closing of Purchaser’s purchase of Issued Shares hereunder, cash on hand (or, if applicable, to right to draw cash through capital calls from its limited partners in advance of the Closing) in an amount sufficient to fund the entire amount of the Purchase Price.

4.                                      Confidentiality Restrictions.

(a)                                 Without the prior written consent of the Purchaser, the Issuer will not use, or permit any of its Representatives to use, any Investment Information for any promotional purpose relating to the Issuer, whether orally or in writing, including in any sales materials, offering documents or press releases relating to the Issuer, or otherwise disclose that Goldman Sachs is a direct or indirect investor in the Issuer pursuant to the Goldman Subscription Agreements (the “Investment Information”) (including, without limitation, to other investors in the Issuer). As used in this Section 4, (i) the “Goldman Subscription Agreements” refer to (A) this Agreement and (B) that certain Stock Purchase Agreement, dated as of June 25, 2014, by and between the Purchaser and OCM Marine Holdings TP, L.P, (ii) “Representatives” means any affiliate, director, board observer, officer, member, partner, shareholder, agent, employee, broker, advisor, consultants, attorneys, accountants, bankers, financing sources, or other representative of the Issuer, or any of their respective affiliates or Representatives; provided that only such persons who actually receive Information from the Issuer on or after the date hereof shall be considered a Representative of the Issuer and (iii) “Goldman Sachs” means Goldman Sachs & Co. or any affiliate of Goldman Sachs & Co. known to the Issuer to be an affiliate of Goldman Sachs & Co.

(b)                                 Without limiting the generality of the foregoing, the Issuer shall not, nor shall it permit any of its Representatives that have been provided Investment Information by or on behalf of the Issuer on or after the date hereof to:

(i)                                     use in advertising, for publicity purposes or otherwise in any publicly distributed writing, the Investment Information without the Purchaser’s prior written consent;

(ii)                                  represent, directly or indirectly, that any product or any service provided by the Issuer or any person or entity controlling the Issuer has been approved or endorsed by Goldman Sachs unless otherwise consented to by Goldman Sachs; or

(iii)                               show the Goldman Subscription Agreements or any portion thereof to any third party without first redacting any identifying language relating to Goldman Sachs.

Nothing in the foregoing will limit the ability of the Issuer or its Representatives to disclose information which would otherwise be prohibited to be disclosed hereunder (“Information”) (A) as may be required by law, regulation or other controlling judicial or regulatory requirement or requested by any governmental or regulatory authority after giving written notice (to the extent reasonably practicable) to the Purchaser in order to afford the Purchaser the opportunity to seek injunctive relief with respect to such disclosure, or (B) without limiting the preceding clause, to the extent required by law or regulation to be made in any securities or regulatory or other legal or administrative filing(s) or disclosure(s) that the Issuer may determine to make; provided that the Company shall disclose only the name of Purchaser and not Goldman Sachs to the extent doing so would satisfy the requirements of the applicable law or regulation, or (C) to the Representatives of the Issuer after advising them of the confidential nature of the Information and the requirements of this Agreement.

(c)                                  Notwithstanding the foregoing or any other term contained herein, disclosure of the Purchaser’s name may be made without the Purchaser’s consent on a confidential basis (i) in any financial statements, reports or communications distributed to the shareholders of the Issuer, in the register of the Issuer, or on a limited basis (limited to a statement that the Purchaser is a shareholder of the Company) if and to the extent that the Issuer determines in good faith that such disclosure is reasonably necessary in the context of making investments or in obtaining financing for the Issuer, or (ii) to the other shareholders (but not in marketing materials).

(d)                                 Notwithstanding the foregoing or any other term contained herein, the Purchaser acknowledges and agrees that this Agreement shall not in any way limit the activities of any Representative of the Issuer in other divisions of such Representative (i) screened from the divisions of such Representative that do receive Information hereunder and (ii) and to whom no Information is made available directly or indirectly by or on behalf of the Issuer or its Representatives.

(e)                                  Notwithstanding the foregoing or any other term contained herein, the Issuer and its Representatives shall not be required to notify the Purchaser if a disclosure of Information is made to a federal or state regulatory agency or self-regulatory organization in the course of such authority’s routine examinations or inspections not targeted at the Purchaser.

(f)                                   Nothing in this Agreement will limit the ability of the Issuer or its Representatives to disclose Information to any person or use Information (i) that, on or after hereof, becomes available to the Issuer or any of its Representatives on a non-confidential basis from a source other than the Issuer or any of its Representatives or (ii) if that Information is or becomes generally available to the public (other than a result of its disclosure by the Issuer or its Representatives in breach of this Agreement).

(g)                                  In the event any Information was disclosed prior to the date hereof, such Information shall be subject to the obligations under that confidentiality agreement between General Maritime Corporation and Private Equity Capital, L.P., dated March 26, 2014 (the “Existing NDA”). Upon termination of the Existing NDA, all Information, even that Information provided pursuant to the existing NDA, shall be subject to this Section 4.

(h)                                 The provisions of this Article 4 shall terminate and be of no further force and effect at such time when the Purchaser no longer any of the shares of Common Stock of the Issuer it purchased pursuant to the Goldman Subscription Agreements.

5.                                      Tax Matters.

(a)                                 Tax Information. Upon written request from the Purchaser, the Issuer agrees to provide, at the Issuer’s expense, such information relating to the Issuer (and, to the extent relevant, the Issuer shall cause its Subsidiaries to provide to the Purchaser such information relating to such Subsidiary) as is reasonably necessary for the timely making, preparation and filing of the tax returns, tax elections or any other tax filings of the Purchaser (or of its direct or indirect owners) with respect to its investment in the Issuer. In addition, the Issuer shall provide the Purchaser and its tax advisors with reasonable access to the Issuer’s tax advisors in connection with the preparation by the Purchaser of any such tax returns, tax elections or any other tax filings, at the Purchaser’s expense.

(b)                                 PFIC. If the Issuer is a PFIC in any taxable year, the Issuer agrees to (and to cause each of its Subsidiaries to) furnish within a reasonable time, and at the Issuer’s expense, to the Purchaser all information that is reasonably necessary to satisfy its (or its direct or indirect owners’) U.S. federal, state and local income tax return filing requirements (and related tax elections) arising from its investment in the Issuer (or any of its Subsidiaries, as applicable). Without limiting the foregoing, in the event the Issuer determines that it (and any of its Subsidiaries, as applicable) is a PFIC, the Issuer shall (and shall cause each of its Subsidiaries to) provide the Purchaser on an annual basis with a properly completed PFIC Annual Information Statement as required by U.S. Treas. Reg. 1.1295-1(g) and otherwise comply with applicable reporting requirements necessary to enable the Purchaser (or its direct or indirect owners) to make and maintain a “qualified electing fund” election with respect to the Issuer and any Subsidiary of the Issuer under Section 1295 of the Code.

(c)                                  Withholding Taxes. The Issuer agrees to prepare (or cause to be prepared) any filings, applications or elections necessary to obtain any available exemption from, reduction in the rate of, or refund of, any material withholding, including withholding, if any, pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any law implementing an intergovernmental approach thereto, or other taxes imposed by any governmental authority with respect to amounts distributable to the shareholders with respect to their Equity Securities, in each case to the extent the Issuer can do so without unreasonable effort or expense. The Purchaser agrees that it will reasonably cooperate with the Issuer in making any such filings, applications or elections to the extent the Issuer determines that such cooperation is reasonably necessary. If the Purchaser must make any such filings, applications or elections directly, the Issuer, at the request of the Purchaser, shall provide (i) such information and take such other action as may reasonably be necessary to complete or make such filings, applications or elections, and (ii) the Purchaser and its tax advisors with reasonable access to the Issuer’s tax advisors in connection with the preparation by the Purchaser of any such filings, applications or elections.

(d)                                 Controlled Foreign Corporation. The Issuer shall use its commercially reasonable efforts to make such inquiries as necessary from time to time and promptly after the end of each taxable year (and in no event later than 90 days after the end of each taxable year) to determine whether the Issuer was a “controlled foreign corporation” (“CFC”) (as defined in Section 957 of the Code) for an uninterrupted period of 30 days or more during such taxable year, and the Purchaser agrees to cooperate with the Issuer in making such determination. If it is determined that the Issuer is a CFC for such period in any taxable year, the Issuer agrees to notify the Purchaser of such determination and to provide each “United States shareholder” (as defined in Section 951 of the Code) of the Issuer with the information necessary for such shareholder to satisfy its (or its direct or indirect owners’) U.S. federal, state and local tax return filing requirements (and related tax elections) arising from their investment in the Issuer.

(e)                                  The provisions of this Article 5 shall terminate and be of no further force and effect at such time when the Purchaser no longer owns at least fifty percent (50%) of the shares of Common Stock of the Issuer it purchased pursuant to the Goldman Subscription Agreements.

6.                                      Certain Definitions. Capitalized terms used and not otherwise defined herein have the meanings set forth below:

“Affiliates” shall have the meaning provided in the Shareholders’ Agreement.

“Agreement” shall have the meaning provided in the first paragraph above.

“Charter” means the Second Amended and Restated Articles of Incorporation of the Issuer, as in effect as of the date hereof.

“Class A Common Stock” shall have the meaning provided in Section 2(d) of this Agreement.

“Class B Common Stock” shall have the meaning provided in the Recitals to this Agreement.

“Class B Common Stock Offering” means the issuance of shares of Class B Common Stock and/or other Equity Securities pursuant to this Agreement and other agreements entered into on or about the dates from March 21, 2014 through the date one hundred (100) days thereafter, the proceeds of which will be used in accordance with Section 1(i) of this Agreement.

“Closing” shall have the meaning provided in Section 1(a) of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time (or any successor statute), and the Treasury regulations thereunder.

“Common Stock” means Class A Common Stock and Class B Stock.

“Competitor” means any Person that engages in a business competitive with any of the Issuer’s or its Subsidiaries’ businesses.

“DTC” shall have the meaning provided in Section 1(b) of this Agreement.

“Equity Securities” shall have the meaning provided in the Shareholders’ Agreement.

“Issued Shares” shall have the meaning provided in the Recitals to this Agreement.

“Issuer” shall have the meaning provided in the first paragraph of this Agreement.

“Joinder” shall have the meaning provided for in Section 1(d) of this Agreement.

“Newbuilding Acquisition Documents” means (A) the Master Agreement, dated March 18, 2014, entered into between (1) (i) STI Glasgow Shipping Company Limited; (ii) STI Edinburgh Shipping Company Limited, (iii) STI Perth Shipping Company Limited, (iv) STI Dundee Shipping Company Limited, (v) STI Newcastle Shipping Company Limited (vi) STI Cavaliere Shipping Company Limited; and (vii) STI Esles Shipping Company Limited, each a company incorporated under the laws of the Marshall Islands and having their registered offices at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, 96960 (respectively “SPV 1”, “SPV 2”, “SPV 3”, “SPV 4”, “SPV 5”, “SPV 6”, and “SPV 7” and together, the “SPVs” and each a “SPV”), (2) VLCC Acquisition I Corporation and (3) Scorpio Tankers Inc.; and (B) (1) the Agreement for the Sale and Purchase of the Entire Authorized and Issued Share Capital of SPV 1, (2) the Agreement for the Sale and Purchase of the Entire Authorized and Issued Share Capital of SPV 2, (3) the Agreement for the Sale and Purchase of the Entire Authorized and Issued Share Capital of SPV 3, (4) the Agreement for the Sale and Purchase of the Entire Authorized and Issued Share Capital of SPV 4 (5) the Agreement for the Sale and Purchase of the Entire Authorized and Issued Share Capital of SPV 5, (6) the Agreement for the Sale and Purchase of the Entire Authorized and Issued Share Capital of SPV 6, (7) the Agreement for the Sale and Purchase of the Entire Authorized and Issued Share Capital of SPV 7, in each case, dated on or about March 21, 2014 and entered into between Scorpio Tankers Inc. and VLCC Acquisition I Corporation.

“Newbuilding Contracts” means (A) the shipbuilding contracts respectively entered into individually between each of SPV 1, SPV 2, SPV 3, SPV 4 and SPV 5 with Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“DSME Builder”), for the construction and purchase of an 300,000 TDW Crude Oil Tanker with, respectively, DSME Builder’s hull numbers 5404 (to be purchased by SPV 1), 5405 (to be purchased by SPV 2), 5406 (to be purchased by SPV 3), 5407 (to be purchased by SPV 4) and 5408 (to be purchased by SPV 5), dated December 13, 2013 (as the same have been amended, supplemented from time to time (including any side letters and addenda)); and (B) the shipbuilding contracts respectively entered into individually between each of SPV 6 and SPV 7 with Hyundai Samho Heavy Industries Co., Ltd. (“HHI Builder”) for the construction and purchase of an 300,000 DWT Crude Oil Carrier with respectively, HHI Builder’s hull numbers S777 (to be purchased by SPV 6) and S778 (to be purchased by SPV 7), dated December 20, 2013 (as the same have been amended, supplemented from time to time (including any side letters and addenda)).

“Note and Guarantee Agreement” means that certain Note and Guarantee Agreement by and among General Maritime Corporation, VLCC Acquisition I Corporation and the purchasers listed on Schedule A thereto.

“Party” or “Parties” shall have the meaning provided in the first paragraph of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a governmental entity.

“PFIC” means a passive foreign investment company as defined in Section 1297(a) of the Code.

“Purchase Price” shall have the meaning provided in the Recitals to this Agreement.

“Purchaser” shall have the meaning provided in the first paragraph of this Agreement.

“Registration Agreement” means the First Amended and Restated Registration Agreement, dated as of November 1, 2012, by and among Issuer and certain shareholders thereof, as amended from time to time in accordance with the terms thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes Commitment Fee” means the Commitment Fee contemplated by Senior Notes Term Sheet or the Note and Guarantee Agreement.

“Senior Notes Purchasers” means the purchasers listed on the signature pages to the Senior Notes Term Sheet or the Note and Guarantee Agreement, and their respective successors and assigns.

“Senior Notes Term Sheet” means that certain Binding Purchase Commitment for US$131.6 Million Senior Unsecured Notes executed by the Issuer and the Senior Notes Purchasers on March 14, 2014.

“Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement, dated as of December 12, 2013, by and among Issuer and certain shareholders thereof, as amended from time to time in accordance with the terms thereof.

“Subsidiary”  or  “Subsidiaries”  means, with  respect  to  any  Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof. Notwithstanding the foregoing, for the purposes of Section 5 of this Agreement, “Subsidiary” or “Subsidiaries” shall have the meaning provided in the Shareholders’ Agreement.

“Tag-Along Shareholder” shall have the meaning provided in the Shareholders’ Agreement.

“Transactions” means any issuance of, or any commitment or authorization to issue, Class B Common Stock (i) as part of the Class B Common Stock Offering or related financings or (ii) in payment of the Senior Notes Commitment Fee or pursuant to any other equity issuances contemplated by the Senior Notes Term Sheet or Note and Guarantee Agreement, in each case any proceeds of which will be used in accordance with Section 1(i) of this Agreement or for payment of the Senior Notes Commitment Fee. Such issuances shall consist, in the aggregate, of not more than 15,202,702 shares of Class B Common Stock plus any shares of Class B Common Stock issued pursuant to any associated preemptive rights offerings.

“Transfer” shall have the meaning provided in the Shareholders’ Agreement.

7.                                      Governing Law. This Agreement, including all issues concerning the relative rights of Issuer and Purchaser, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

8.                                      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANOTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9.                                      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.                               Miscellaneous.

(a)                                 Issuer and Purchaser will, upon request, execute and deliver any additional documents reasonably deemed by Purchaser or Issuer, as the case may be, to be necessary or desirable to complete or evidence the transactions contemplated by this Agreement.

(b)                                 The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(c)                                  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(d)                                 This Agreement may be executed in separate counterparts (including by signature pages delivered by means of facsimile machine or electronic transmission in portable electronic format (pdf)), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(e)                                  Except as otherwise expressly set forth herein, this Agreement and the documents referenced herein and therein embody the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

(f)                                   This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by each Party. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

(g)                                  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date written above.

GENERAL MARITIME CORPORATION

By:	/s/ L J Vrondissis
	Name:	L J Vrondissis
	Title:	CFO

[Signature Page – Subscription Agreement]

OCM MARINE HOLDINGS TP, L.P.

By:	OCM Marine GP CTB, Ltd.
Its:	General Partner

By:	Oaktree Capital Management. L.P.
Its:	Director

By:	/s/ Adam C. Pierce
Name:	Adam C. Pierce
Title:	Senior Vice President

By:	/s/ B. James Ford
Name:	B. James Ford
Title:	Managing Director

[Signature Page – Subscription Agreement]

ARF II MARITIME EQUITY CO-INVESTORS LLC

By:	/s/ Timothy J. Hart
	Name:	Timothy J. Hart
	Title:	Vice President, Secretary and
General Counsel

[Signature Page – Subscription Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT

This Joinder Agreement is being delivered to General Maritime Corporation, a Marshall Islands corporation (the “Company”), pursuant to that certain Amended and Restated Shareholders’ Agreement, dated as of December 12, 2013 (as amended from time to time in accordance with the terms thereof, the “Shareholders’ Agreement”), among the Company and the Shareholders (as defined therein). Capitalized terms used herein shall have the meanings assigned to such terms in the Shareholders’ Agreement.

The undersigned hereby executes and delivers to the Company this Joinder Agreement, pursuant to which the undersigned hereby becomes a party to the Shareholders’ Agreement and that certain First Amended and Restated Registration Agreement dated as of November 1, 2012 (as amended from time to time in accordance with the terms thereof, the “Registration Agreement”) among the Company and the Shareholders (as defined therein) and agrees to be bound by the provisions of the Shareholders’ Agreement and the Registration Agreement with respect to the Equity Securities held by the undersigned.

Any notice provided for in the Shareholders’ Agreement or the Registration Agreement should be delivered to the undersigned at the address set forth below:

Telephone:
Facsimile:

Dated:

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